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                                                                    EXHIBIT 8(b)

                        [Silver, Freedman & Taff, L.L.P. Letterhead]



                                         March 17, 1999



Board of Directors
D&N Financial Corporation
400 Quincy Street
Hancock, MI 49930

Re: Federal Income Tax Consequences Arising From the Merger Contemplated By That Certain Agreement And Plan of Merger By And Between D&N Financial Corporation and Republic Bancorp Inc. Dated as of December 1, 1998 (the "Agreement)

Gentlemen:

     In connection with regulatory filings to be made pursuant to the Agreement, set forth hereinbelow is this firm's opinion relating to certain federal income tax consequences applicable to the proposed Merger contemplated by the Agreement. Capitalized terms used herein which are not expressly defined herein shall have the meaning assigned to them in the Agreement.

                                     FACTS

     D&N is a unitary savings and loan holding company organized and existing under the laws of the State of Delaware. D&N's principal business consists of lending and deposit taking activities through its wholly-owned savings bank subsidiary, D&N Bank.
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     Republic is a bank holding company organized and existing under the laws of the State of Michigan. Republic's principal business consists of lending and deposit taking activities through its bank subsidiary, Republic Bank.

     Pursuant to the Agreement, it is proposed that the Merger will be implemented through the merger of D&N with and into Republic. In the Merger all of the outstanding D&N Common Stock will be surrendered and exchanged solely for Republic Common Stock or cash in lieu of fractional share interests.

                                  ASSUMPTIONS

     A. The Merger will be implemented strictly in accordance with the terms of the Agreement.

     B. All conditions precedent contained in the Agreement shall be performed or waived prior to the Effective Time.

     C. The representations of D&N and Republic made in their respective tax representation letters to counsel shall be true and correct as of the Effective Time.

     D. Our opinions relating to the federal income tax consequences to stockholders of D&N are limited to those holders of D&N Common Stock who are citizens or residents of the United States of America ("U.S. Holders"). For purposes hereof, U.S. Holders do not include certain classes of taxpayers including but not limited to foreign persons, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who acquired or acquire D&N Common Stock pursuant to the exercise of employee stock options or otherwise as compensation and persons who hold shares of D&N Common Stock in a hedging transaction or as part of a straddle, conversion or similar transaction.

                                    OPINIONS

     Subject to the foregoing and to the conditions and limitations expressed elsewhere herein, we are of the opinion that for federal income tax purposes:

     1. the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and D&N and Republic will each be a party to the reorganization;

     2. no gain or loss will be recognized by D&N or Republic solely as a result of the Merger;
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     3. except as provided in paragraph 6 below, no gain or loss will be recognized by any U.S. Holder in the Merger upon the surrender and exchange of all such U.S. Holder's D&N Common Stock solely for Republic Common Stock;

     4. the aggregate adjusted tax basis of shares of Republic Common Stock (including a fractional share interest in Republic Common Stock deemed received and redeemed as described below) received by a U.S. Holder will be the same as the aggregate adjusted tax basis of the shares of the D&N Common Stock surrendered and exchanged therefor;

     5. the holding period of the Republic Common Stock received by a U.S. Holder in the Merger will include the holding period of the D&N Common Stock surrendered and exchanged therefor, provided that such shares were held as a capital asset by such U.S. Holder at the Effective Time; and

     6. a U.S. Holder who receives cash in lieu of a fractional share interest in Republic Common Stock in the Merger will be treated as having received such fractional share interest and then as having received the cash in redemption of such fractional share interest.

     The foregoing opinion reflects our legal judgment based upon the facts and assumptions presented herein. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the IRS or any court of competent jurisdiction will agree with this opinion.

     We hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to all references made to this letter in the Registration Statement.
                                          Very truly yours,

                                          SILVER, FREEDMAN & TAFF,
                                          L.L.P.